Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Gaming Technologies, Inc. 2021 Equity Incentive Plan of our report dated April 15, 2021, relating to the financial statements of Gaming Technologies, Inc. as of December 31, 2020 and 2019, and for the years then ended, which appear in Gaming Technologies Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on April 15, 2021.

Weinberg & Company, P.A.

Los Angeles, California

August 25, 2021